EXHIBIT 99.1
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April 25, 2006
First Financial Bancorp To Sell Branch Offices
HAMILTON, Ohio – First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced that its subsidiary, First Financial Bank, N.A., has signed a definitive agreement to sell its Southeastern Indiana banking offices located at 102 West Main Street, Vevay; 804 West Main Street, Vevay; 2114 S.R. 56, East Enterprise; 310 N. Main Street, Liberty; and 300 Demaree Drive, Madison, to MainSource Bank, a subsidiary of MainSource Financial Group, Inc. (Nasdaq: MSFG) of Greensburg, Indiana.
First Financial Bank has signed a purchase and assumption agreement with MainSource Bank for the sale of approximately $30 million in loans and property of the banking offices, and the assumption of approximately $56 million in deposit accounts. The resulting financial impact for First Financial is an estimated pre-tax gain of approximately $4.5 million. Subject to regulatory approval, the sale is expected to be completed on or before September 30, 2006.
Sandler O’Neill & Partners, LP. assisted First Financial in the transaction.
This release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, any regulatory restrictions or delays in the transaction, the strength of the local economies in which the branches are operated, and interest rates. For a further discussion of these and other factors, please read First Financial Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2005 and other public documents filed by it with the SEC. These documents are available on the investor relations website of First Financial Bancorp at www.ffbc-oh.com and the SEC’s website at www.sec.gov.
First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-979-5770
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com